EXHIBIT 25 — POWER OF ATTORNEY

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clarence W. Peckham, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Clarence W. Peckham Clarence W. Peckham	Chief Executive Officer & Director	September 24, 2003

/s/ James E. Dixon, Jr. James E. Dixon, Jr.	Executive Vice President, Chief Financial Officer & Treasurer	September 24, 2003

/s/ Christopher J. Amenson Christopher J. Amenson	Chairman of the Board of Directors & Executive Chairman	September 24, 2003

/s/ Warren W. Andrews Warren W. Andrews	Director	September 24, 2003

/s/ Lawrence A. Bennigson Lawrence A. Bennigson	Director	September 24, 2003

/s/ Peter D. Fenner Peter D. Fenner	Director	September 24, 2003

/s/ Louis C. Golm Louis C. Golm	Director	September 24, 2003

/s/ Richard A. Szafranski Richard A. Szafranski	Director	September 24, 2003

/s/ Alan F. White Alan F. White	Director	September 24, 2003